EXHIBIT 4.1

EXECUTION VERSION

AMENDMENT NO. 3

AMENDMENT NO. 3 (this “Amendment”) dated as of January 25, 2010 among CONSTELLATION BRANDS, INC. (the “Borrower”), the “Subsidiary Guarantors” referred to on the signature pages hereto, JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) pursuant to authority granted by the Lenders pursuant to Section 10.02 of the Credit Agreement referred to below and in its capacity as issuing lender, BANK OF AMERICA, N.A., in its capacity as Swingline Lender, THE BANK OF NOVA SCOTIA, in its capacity as Issuing Lender, JPMORGAN SECURITIES INC., in its capacity as joint bookrunner, COBANK, ACB, in its capacity as joint bookrunner, BANC OF AMERICA SECURITIES LLC, in its capacity as joint bookrunner and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH in its capacity as joint bookrunner.

The Borrower, the “Subsidiary Guarantors” party thereto, the Lenders party thereto, the Issuing Lenders party thereto, the Swingline Lender and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 2006 and amended as of February 23, 2007 and November 19, 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).

The Borrower, the Subsidiary Guarantors, the Administrative Agent, pursuant to authority granted by, and having obtained the consent of, Lenders party to the Credit Agreement constituting the Required Lenders, and the Extending Revolving Lenders and Extending Tranche B Term Loan Lenders referred to herein, now wish to amend certain provisions in the Credit Agreement, and accordingly, the parties hereto hereby agree to amend the Credit Agreement as follows:

Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Credit Agreement (as amended hereby) are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 5 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

(A) References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

(B) Definitions. Section 1.01 of the Credit Agreement shall be amended by (i) deleting the definition of “Revolving Commitment Termination Date” and (ii) amending the following definitions to read in their entirety as follows (to the extent already included in said Section 1.01) and (iii) adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“2012 Senior Subordinated Notes” means Borrower’s 8 1/8% Senior Subordinated Notes due January 15, 2012 issued in an original principal amount of U.S.$250,000,000.

“Amendment No. 3 Effective Date” means January 25, 2010.

“Applicable Rate” means, for any day, (i) in the case of any Tranche B Term Loan, (x) with respect to Non-Extending Tranche B Term Loan Lenders with respect to any (A) ABR Borrowing, 0.50% and (B) Eurodollar Borrowing, 1.50% and (y) with respect to Extending Tranche B Term Loan Lenders with respect to any (A) ABR Borrowing, 1.75% and (B) Eurodollar Borrowing, 2.75% and (ii) (x) in the case of any Revolving Loan made by a Non-Extending Revolving Lender or an Extending Revolving Lender or Tranche A Term Loan, with respect to any ABR Borrowing (including any Swingline ABR Borrowing) or Eurodollar Borrowing or Swingline FFBR Borrowing, as the case may be, or (y) with respect to the commitment fees payable hereunder, the rate per annum set forth in the schedules below, as applicable, based upon the Debt Ratio as of the most recent determination date:

Tranche A Loans

Debt Ratio:	Tranche A Term Loan: ABR Rate	Tranche A Term Loan: Eurodollar Rate
Category 1 < 2.50 to 1	0.00%	1.00%

Category 2 ≥ 2.50 to 1	0.25%	1.25%

Non-Extending Revolving Lenders

Debt Ratio:	Revolving Loan and Swingline Loan: ABR Rate and Swingline FFBR Rate	Revolving Loan: Eurodollar Rate	Commitment Fee Rate
Category 1 < 2.50 to 1	0.00%	1.00%	0.375%

Category 2 ≥ 2.50 to 1	0.25%	1.25%	0.50%

Extending Revolving Lenders

Debt Ratio:	Revolving Loan and Swingline Loan: ABR Rate and Swingline FFBR Rate	Revolving Loan: Eurodollar Rate	Commitment Fee Rate
			Revolving Commitment Utilization > 50%	Revolving Commitment Utilization ≤ 50%
Category 1 < 2.50 to 1	1.25%	2.25%	0.375%	0.625%

Category 2 ≥ 2.50 to 1	1.50%	2.50%	0.50%	0.75%

For purposes of the foregoing, (i) the Debt Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 4.04(a)(i) or Section 6.01(a) or (b) and (ii) subject to the foregoing provisions of this definition, each change in the Applicable Rate resulting from a change in the Debt Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (A) subject to clauses (B) and (C), at all times prior to the first delivery after the Effective Date of financial statements pursuant to Section 6.01(a) or (b), the Debt Ratio shall be deemed to be as specified in the certificate of the Borrower delivered on the Effective Date pursuant to Section 5.01(a)(vi), (B) the Debt Ratio shall be deemed to be in Category 2 at any time that an Event of Default has occurred and is continuing and (C) the Debt Ratio shall be deemed to be in Category 2 if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

Notwithstanding the foregoing, the “Applicable Rate” for any Incremental Term Loan of any Series shall be the respective rates specified in the Incremental Term Loan Agreement for such Series; provided that, if the interest rate for either Type of any Series of Incremental Term Loans shall be greater than 0.25% above the interest rate for the corresponding Type of Tranche B Term Loans (including any original issue discount (“OID”) in respect of such Incremental Term Loans in calculation of such interest, with such OID being equated to such increased interest rate in a manner determined by the Administrative Agent and consistent with GAAP based on an assumed four-year life to maturity), the Applicable Rate for such Type of Tranche B Term Loans shall be automatically adjusted upwards on the date upon which the Incremental Term Loan Commitments of such Series are established pursuant to Section 2.01(e) so that the interest rate for such Type of such Series of Incremental Term Loans is 0.25% above such interest rate for such Type of Tranche B Term Loans.

“Extended Revolving Commitment Termination Date” means June 5, 2013 (provided that if such day is not a Business Day, the Extended Revolving Commitment Termination Date shall be the immediately preceding Business Day).

“Extended Tranche B Term Loan Maturity Date” means June 5, 2015 (provided that if such date is not a Business Day, the Extended Tranche B Term Loan Maturity Date shall be the immediately preceding Business Day).

“Extending Revolving Lenders” means (a) each Lender holding Revolving Commitments agreeing to be an “Extending Revolving Lender” hereunder as evidenced by their execution and delivery of a lender addendum in form and substance acceptable to, and countersigned by, the Borrower and the Administrative Agent and (b) the Swingline Lender.

“Extending Tranche B Term Loan Lenders” means each Tranche B Term Loan Lender agreeing to be an “Extending Tranche B Term Loan Lender” hereunder as evidenced by their execution and delivery of a lender addendum in form and substance acceptable to, and countersigned by, the Borrower and the Administrative Agent.

“Initial Revolving Commitment Termination Date” means June 5, 2011 (provided that if such day is not a Business Day, the Initial Revolving Commitment Termination Date shall be the immediately preceding Business Day).

“Incremental Term Loan Availability Date” means the day one year prior to the Extended Tranche B Term Loan Maturity Date or, if such day is not a Business Day, the next preceding Business Day.

“Initial Tranche B Term Loan Maturity Date” means June 5, 2013 (provided that if such date is not a Business Day, the Initial Tranche B Term Loan Maturity Date shall be the immediately preceding Business Day).

“Lenders” means each Lender that has executed a Lender Addendum, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided that from and after the Initial Revolving Commitment Termination Date and the Initial Tranche B Term Loan Maturity Date, upon the Non-Extending Revolving Lenders and the Non-Extending Tranche B Term Loan Lenders being paid all respective amounts owing to them under this Agreement, the Non-Extending Revolving Lenders and the Non-Extending Tranche B Term Loan Lenders, as applicable, shall no longer be Lenders without prejudice to the matters set forth in Section 10.03(c) and Section 10.05. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Non-Extending Revolving Lenders” means the Revolving Lenders that are not Extending Revolving Lenders.

“Non-Extending Tranche B Term Loan Lenders” means the Tranche B Term Loan Lenders that are not Extending Tranche B Term Loan Lenders.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding (i) in the case of the Non-Extending Revolving Lenders, the earlier of the Initial Revolving Commitment Termination Date and the date of termination of the Revolving Commitments of the Non-Extending Revolving Lenders and (ii) in the case of the Extending Revolving Lenders, the earlier of the Extended Revolving Commitment Termination Date and the date of termination of the Revolving Commitments of the Extending Revolving Lenders.

“Revolving Commitment Utilization” means at any time, a percentage, the numerator of which is the Revolving Loans outstanding at such time and the denominator of which is the Revolving Commitments.

“Term Loan Maturity Date” means: (a) with respect to the Tranche A Term Loans, June 5, 2011 (provided that if such day is not a Business Day, the Tranche A Term Loan Maturity Date shall be the immediately preceding Business Day), (b) with respect to the Tranche B Term Loans held by the Non-Extending Tranche B Term Loan Lenders, the Initial Tranche B Term Loan Maturity Date, (c) with respect to the Tranche B Term Loans held by the Extending Tranche B Term Loan Lenders, the Extended Tranche B Term Loan Maturity Date and (d) with respect to the Incremental Term Loans of any Series, the date specified in the Incremental Term Loan Agreement of such Series as the final date upon which any payment of principal in respect of Incremental Term Loans of such Series is to be made.

“Tranche A Term Loan” means a Loan made pursuant to Section 2.01(b), which may be an ABR Loan and/or a Eurodollar Loan.

(C) The Commitments. Section 2.01 of the Credit Agreement is hereby amended as follows:

(1) Section 2.01(a) is hereby amended and restated to read in its entirety as follows:

“(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period for such Lender in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment and (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that at no time prior to the Initial Revolving Commitment Termination Date may the sum of the aggregate undrawn stated amount of Letters of Credit that expire after the fifth Business Day prior to the Initial Revolving Credit Termination Date plus the aggregate amount of the Extending Revolving Lenders’ Revolving Loans (including Swingline Loans) exceed the aggregate amount of the Revolving Commitments of all of the Extending Revolving Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.”

(2) clause (i) of Section 2.01(d) shall be amended by replacing “U.S.$500,000,000” with “U.S.$650,000,000”.

(3) clause (iv) of the second paragraph of Section 2.01(e) shall be amended by inserting the word “Extended” immediately prior to “Tranche B Term Loan Maturity Date”.

(D) Limitations on Lengths of Interest Periods. Section 2.02(d) of the Credit Agreement is hereby amended as follows:

(1) clause (i) is hereby amended and restated to read in its entirety as follows:

“(i) any Revolving Borrowing if the Interest Period requested therefor would begin before and end after the Initial Revolving Commitment Termination Date or begin before and end after the Extended Revolving Commitment Termination Date;”

(2) clause (ii) is hereby amended by inserting the word “applicable” immediately prior to “Term Loan Maturity Date”.

(E) Swingline Loans. Section 2.04(a) of the Credit Agreement is hereby amended by adding the words “for the Extending Revolving Lenders” immediately after “Revolving Availability Period”.

(F) Letters of Credit. Section 2.05 of the Credit Agreement is hereby amended as follows:

(1) paragraph (e) is hereby amended by replacing “Revolving Commitment Termination Date” with “Extended Revolving Commitment Termination Date”.

(2) the following new paragraph (o) is hereby added immediately after paragraph (n):

“(o) Termination and Re-allocation of Letter of Credit Participations on Fifth Business Day prior to Initial Revolving Commitment Termination Date. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, on the fifth Business Day prior to the Initial Revolving Commitment Termination Date, the interests and participations of the

Non-Extending Revolving Lenders in the Letters of Credit outstanding as at the fifth Business Day prior to the Initial Revolving Commitment Termination Date shall automatically terminate and (i) from and after the fifth Business Day prior to the Initial Revolving Commitment Termination Date, the Non-Extending Revolving Lenders shall have no liability arising from, relating to, in connection with or otherwise in respect of, such interests and participations or any Letters of Credit, and (ii) such interests and participations in outstanding Letters of Credit shall thereupon automatically and without further action be re-allocated to the extent necessary such that the interests and participations in such Letters of Credit shall be held by the Extending Revolving Lenders in amounts equal to their respective Applicable Percentages (determined after giving effect to the termination of the interests and participations of the Non-Extending Revolving Lenders on the fifth Business Day prior to the Initial Revolving Commitment Termination Date, with all such terminations of interests and participations being related as reductions in Revolving Commitments solely for the purposes of this calculation).”

(G) Scheduled Termination. Section 2.08 of the Credit Agreement is hereby amended as follows:

(1) paragraph (a)(iii) is hereby amended and restated to read in its entirety as follows:

“(iii) the Revolving Commitments of the Non-Extending Revolving Lenders shall terminate on the Initial Revolving Commitment Termination Date and the Revolving Commitments of the Extending Revolving Lenders shall terminate on the Extended Revolving Commitment Termination Date.”

(2) the second sentence of paragraph (d) is hereby amended by inserting the words “(other than the reduction of Revolving Commitments which occurs on the Initial Revolving Commitment Termination Date)” immediately after “Class” where it first appears.

(H) Repayment. Section 2.09 of the Credit Agreement is hereby amended as follows:

(1) paragraph (a) is hereby amended as follows:

(a) clause (i) is hereby amended and restated to read in its entirety as follows:

“(i) to the Administrative Agent for account of (A) the Non-Extending Revolving Lenders the outstanding principal amount of the Revolving Loans held by the Non-Extending Revolving Lenders on the Initial Revolving Commitment Termination Date and (B) the Extending Revolving Lenders the outstanding principal amount of the Revolving Loans held by the Extending Revolving Lenders on the Extended Revolving Commitment Termination Date;”

(b) clause (iii) is hereby amended and restated to read in its entirety as follows:

“(A) prior to the Amendment No. 3 Effective Date, to the Administrative Agent for account of the Tranche B Term Loan Lenders the outstanding principal amount of the Tranche B Term Loans on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to the first sentence of paragraph (b) of this Section):

Principal Payment Date	Amount (U.S.$)
September 1, 2006	4,500,000
December 1, 2006	4,500,000

March 1, 2007	4,500,000
June 1, 2007	4,500,000
September 1, 2007	4,500,000
December 1, 2007	4,500,000

March 1, 2008	4,500,000
June 1, 2008	4,500,000
September 1, 2008	4,500,000
December 1, 2008	4,500,000

March 1, 2009	4,500,000
June 1, 2009	4,500,000
September 1, 2009	4,500,000
December 1, 2009	4,500,000

(B) from and after the Amendment No. 3 Effective Date, to the Administrative Agent for account of the Non-Extending Tranche B Term Loan Lenders the outstanding principal amount of the Tranche B Term Loans held by the Non-Extending Tranche B Term Loan Lenders on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to the first sentence of paragraph (b) of this Section):

Principal Payment Date	Amount (U.S.$)
March 1, 2011	639,040.70
June 1, 2011	639,040.70
September 1, 2011	639,040.70
December 1, 2011	639,040.70

March 1, 2012	639,040.70
June 1, 2012	639,040.70
September 1, 2012	231,037,784.20
December 1, 2012	231,037,784.20

March 1, 2013	231,037,784.20
June 1, 2013	231,037,784.20

(C) from and after the Amendment No. 3 Effective Date, to the Administrative Agent for account of the Extending Tranche B Term Loan Lenders the outstanding principal amount of the Tranche B Term Loans held by the Extending Tranche B Term Loan Lenders on each Principal Payment Date set forth below in the aggregate principal amount set forth opposite such Principal Payment Date (subject to adjustment pursuant to the first sentence of paragraph (b) of this Section):

Principal Payment Date	Amount (U.S.$)
March 1, 2011	750,000
June 1, 2011	750,000
September 1, 2011	750,000
December 1, 2011	750,000

March 1, 2012	750,000
June 1, 2012	750,000
September 1, 2012	750,000
December 1, 2012	750,000

March 1, 2013	750,000
June 1, 2013	750,000
September 1, 2013	750,000
December 1, 2013	750,000
March 1, 2014	750,000
June 1, 2014	750,000
September 1, 2014	72,375,000
December 1, 2014	72,375,000

March 1, 2015	72,375,000
June 1, 2015	72,375,000”

(c) clause (iv)(A) is hereby amended and restated to read in its entirety as follows:

“(A) prior to the Amendment No. 3 Effective Date, the Initial Revolving Commitment Termination Date and from and after the Amendment No. 3 Effective Date, the Extended Revolving Commitment Termination Date”

(2) paragraph (b) is hereby amended by adding the word “applicable” immediately before “Term Loan Maturity Date” in the second sentence thereof.

(I) Fees. Section 2.11 of the Credit Agreement is hereby amended as follows:

(1) paragraph (a) is hereby amended by amending and restating the first two sentences thereof to read in their entirety as follows:

“The Borrower agrees to pay to the Administrative Agent for account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Commitments of such Revolving Lender during the period from and including the Effective Date to but excluding the date such Revolving Commitment terminates. Accrued commitment fees shall be payable on each Quarterly Date, on the Initial Revolving Commitment Termination Date and on the Extended Revolving Commitment Termination Date (or, in each case, on the date the Revolving Commitments terminate if such date is earlier), commencing on the first such date to occur after the date hereof.”

(2) paragraph (b) is hereby amended by amending and restating the proviso in the second sentence thereof to read in its entirety as follows:

“provided that all such fees shall be payable on the Initial Revolving Commitment Termination Date and on the Extended Revolving Commitment Termination Date (or, in each case, on the date on which the Revolving Commitments terminate if such date is earlier) and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.”

(J) Payment of Interest. Section 2.12(e)(ii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Initial Revolving Commitment Termination Date or the Extended Revolving Commitment Termination Date, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and”.

(K) Use of Proceeds. Clause (iii) of the second sentence of Section 6.08 of the Credit Agreement is hereby amended by adding the words “and the 2012 Senior Subordinated Notes” immediately after “2006 Senior Notes”.

(L) Restricted Payments. Clause (y) of the proviso in the first sentence of Section 7.07(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(y) an amount equal to 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries for the period beginning March 1, 2007 through the then most recently ended fiscal quarter of the Borrower (calculated without giving effect to any non-cash impairment or restructuring charges and other non-cash charges that are non-recurring that, in each case, would otherwise reduce the amount of such net income) and”.

(M) Certain Restrictions. Section 7.09 of the Credit Agreement is hereby amended by adding the words “(other than any ownership interest in any Joint Venture Entity)” immediately after the word “Property”.

(N) Subordinated Indebtedness. The last paragraph of section 7.11 of the Credit Agreement is hereby amended by (a) deleting the word “and” where it appears at the end of clause (i) thereof and replacing it with “,”, (b) replacing the “(ii)” at the beginning of clause (ii) thereof with “(iii)” and (c) adding the following new clause immediately after clause (i) thereof:

“(ii) the Borrower may make an optional prepayment of the 2012 Senior Subordinated Notes and”

Section 3. Representations and Warranties. The Borrower represents and warrants to the Lenders and the Administrative Agent that (i) the representations and warranties made by the Borrower in Article IV of the Credit Agreement, and by each Obligor in the other Loan Documents to which it is a party (but as to such other Loan Documents, in all material respects), are true and complete on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment and (ii) at the time of and immediately after giving effect to this Amendment, no Default has occurred and is continuing.

Section 4. Confirmation of Guarantee. Each Subsidiary Guarantor, by its execution of this Amendment, hereby consents to this Amendment and confirms and ratifies that all of its obligations as a Subsidiary Guarantor under the Credit Agreement, including, without limitation, Article III thereof, shall continue in full force and effect for the benefit of the Lenders with respect to the Credit Agreement as amended hereby. Each of the Obligors, by its execution of this Amendment, hereby consents to this Amendment, and confirms the security interests granted by it under each of the Security Documents to which it is a party shall continue in full force and effect in favor of the Administrative Agent for the benefit of the Secured Parties (as defined therein) with respect to the Credit Agreement as amended hereby.

Section 5. Conditions Precedent. The amendments to the Credit Agreement set forth in Section 2 shall become effective as of the date hereof (the “Amendment No. 3 Effective Date”) upon which each of the following conditions precedent shall be satisfied:

(A) Execution. The Administrative Agent shall have received (1) counterparts of this Amendment executed by the Borrower, the Subsidiary Guarantors, the Swingline Lender, the Issuing Bank(s) and the Administrative Agent, together with authorizations to execute this amendment from the Required Lenders and (2) lender addenda from Extending Revolving Lenders with Revolving Commitments equal to $650,000,000 (after giving effect to any reduction in the Revolving Commitments contemplated by Section 7 hereof) and Extending Tranche B Term Loan Lenders who hold Tranche B Term Loans equal to 24.43% of the outstanding aggregate principal amount of the Tranche B Term Loans immediately prior to the Amendment No. 3 Effective Date; in each case as provided in Section 6, executed by such Lender, the Borrower and the Administrative Agent.

(B) Fees and Expenses. The Administrative Agent shall have received evidence of the payment by the Borrower of all fees payable to the Lenders on the Amendment No. 3 Effective Date that the Borrower has agreed to pay in connection with this Amendment.

(C) Opinion of Counsel to the Obligors. The Administrative Agent shall have received favorable written opinions of counsel for the Obligors (which counsel shall be reasonably satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request.

(D) Corporate Matters. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the transactions contemplated hereunder and any other legal matters relating to the Obligors, all in form and substance reasonably satisfactory to the Administrative Agent.

Section 6. Extension of Tranche B Term Loan Maturity Date and Revolving Credit Commitments. Each (a) Tranche B Term Loan Lender who wishes to extend their Tranche B Term Loan Maturity Date and become an Extending Tranche B Term Loan Lender and (b) Revolving Lender with a Revolving Commitment under the Credit Agreement who wishes to extend their Revolving Commitment and become an Extending Revolving Lender, on the date hereof shall execute and deliver to the Administrative Agent a lender addendum in the form provided by the Administrative Agent.

Section 7. Commitment Reduction. On the Amendment No. 3 Effective Date, the amount of the outstanding Revolving Commitments of each Extending Revolving Lender shall automatically and permanently be reduced such that the total amount of the Revolving Commitments of the Extending Revolving Lenders after giving effect to such reduction equals $650,000,000, such reduction to be applied to the Revolving Commitments of the Extending Revolving Lenders pro rata according to the amounts of their respective Revolving Commitments outstanding on the Amendment No. 3 Effective Date, and the Borrower shall prepay Revolving Loans to the extent necessary such that the Revolving Credit Exposure shall not exceed the aggregate amount of the Revolving Commitments after giving effect to such reduction.

Section 8. Miscellaneous. (a) Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment or any lender addendum by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as applicable. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Without limiting the obligations of the Borrower under Section 10.03 of the Credit Agreement, the Borrower hereby covenants to pay all expenses of the Administrative Agent in connection with this Amendment (including the legal fees of Milbank, Tweed, Hadley & McCloy LLP) for which invoices are presented promptly after receipt thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Senior Vice President and Treasurer

SUBSIDIARY GUARANTORS

ALLBERRY, INC.
CLOUD PEAK CORPORATION
CONSTELLATION SERVICES LLC
CONSTELLATION TRADING COMPANY, INC.
CONSTELLATION WINES U.S., INC.
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION
R.M.E., INC.
THE ROBERT MONDAVI CORPORATION
ROBERT MONDAVI AFFILIATES
ROBERT MONDAVI INVESTMENTS
ROBERT MONDAVI PROPERTIES, INC.
ROBERT MONDAVI WINERY

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President and Assistant Treasurer

CONSTELLATION BEERS LTD.
CONSTELLATION BEERS OF WISCONSIN LTD.
CONSTELLATION BRANDS OF GEORGIA INC.
CONSTELLATION CANADA LTD.

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President

Amendment No. 3

CONSTELLATION LEASING, LLC

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President and Assistant Treasurer

VINCOR INTERNATIONAL PARTNERSHIP
VINCOR INTERNATIONAL II, LLC
VINCOR HOLDINGS, INC.
R.H. PHILLIPS, INC.
THE HOGUE CELLARS, LTD.
VINCOR FINANCE, LLC

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President and Assistant Treasurer

ALCOFI INC.
SPIRITS MARQUE ONE LLC

By:	/s/ David E. Klein
Name:	David E. Klein
Title:	Vice President and Assistant Treasurer

Amendment No. 3

ADMINISTRATIVE AGENT AND ISSUING LENDER

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Lender

By:	/s/ Barry Bergman
Name:	Barry Bergman
Title:	Managing Director

Amendment No. 3

SWINGLINE LENDER

BANK OF AMERICA, N.A., as Swingline Lender

By:	/s/ Colleen O’Brien
Name:	Colleen O’Brien
Title:	Senior Vice President

Amendment No. 3

ISSUING LENDER

THE BANK OF NOVA SCOTIA, as Issuing Lender

By:	/s/ Todd Meller
Name:	Todd Meller
Title:	Managing Director

Amendment No. 3

JOINT BOOKRUNNER

JPMORGAN SECURITIES INC., as Joint Bookrunner

By:	/s/ Gerry Murray
Name:	Gerry Murray
Title:	Managing Director

Amendment No. 3

JOINT BOOKRUNNER

COBANK, ACB, as Joint Bookrunner

By:	/s/ Jeff Norte
Name:	Jeff Norte
Title:	Vice President

Amendment No. 3

JOINT BOOKRUNNER

BANC OF AMERICA SECURITIES LLC, as Joint Bookrunner

By:	/s/ Colleen O’Brien
Name:	Colleen O’Brien
Title:	Senior Vice President

Amendment No. 3

JOINT BOOKRUNNER

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH as Joint Bookrunner

By:	/s/ Claire Laury
Name:	Claire Laury
Title:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

Amendment No. 3